Exhibit 10.16

SALE AND PURCHASE AGREEMENT

This SALE AND PURCHASE AGREEMENT (this "Agreement") made as of December 20, 2007 by and among Tianshi International Investment Group Co., Ltd., a company formed under the laws of The British Virgin Islands ("Seller"), Tianshi International Holdings Group Limited, a company formed under the laws of The British Virgin Islands (“Buyer”), Tianjin Tianshi Biological Development Co., Ltd., a Sino-Foreign joint venture formed under the laws of the People’s Republic of China., (“Biological”) and Tianjin Tianshi Biological Engineering Co., Ltd., a Chinese-funded enterprise formed under the laws of the People’s Republic of China (“Engineering”).

WITNESSETH:

WHEREAS, the Seller is the owner of all of the registered share capital of Tianjin Tiens Life Resources Co., Ltd., a wholly foreign-owned enterprise formed under the laws of P. R. C., (the "Company"); and

WHEREAS, the Seller desire to sell to the Buyer all of the outstanding registered share capital of the Company (the "Sale") and the Buyer desires to purchase from Seller at the Closing all of the then outstanding registered share capital of the Company, in each case upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, Engineering is an Affiliate of Seller and Biological is a subsidiary of Buyer and the parties wish to cancel certain liabilities that Engineering has to Biological in partial payment of the Purchase Price (as defined in Article 1.3 hererof); and

WHEREAS, the respective Boards of Directors of the Seller, the Buyer, Engineering and Biological have each approved the terms of this Agreement and the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties, intending legally to be bound, agree as follows:

Article 1. Purchase and Sale.

1.1 General. At the Closing (as defined in Article 1.4 hereof), and subject to the terms and conditions of this Agreement, Seller agrees to, sell, assign, convey and deliver to the Buyer, and the Buyer agrees to purchase, acquire and accept from the Buyer, all of the registered share capital of the Company (the "Shares").

1.2 Delivery of the Shares. At the Closing, and subject to the terms and conditions of this Agreement Seller and Buyer shall each execute and deliver the Registered Share Capital Transfer Agreement as set forth in Annex 1 and the Amendment of the Articles of Association of Tianjin Tiens Life Resources Co., Ltd. as set forth in Annex 2 and such other instruments as shall reasonably may be required to transfer to the Buyer all right, title and interest in and to the Shares, free and clear of any security interests, pledges, liens, charges, encumbrances, adverse claims, restrictions or defects in title.

1.3 Purchase Price; Payment. (a) The consideration for the sale of the Shares shall be the aggregate of Renminbi Four Hundred Seventy-Four Million Six Hundred Seventy-Four Thousand Four Hundred Fifteen (RMB 474,674,415), (the "Purchase Price"). The Purchase Price shall be paid by the Buyer as set forth in Section 1.3 (b) below.

(b) At the Closing, and subject to the terms and conditions of this Agreement, the Buyer shall pay the Purchase Price as follows:

(i)	Renminbi Two Hundred Eleven Million Two Hundred Fifty Thousand Four Hundred Eleven (RMB 211,250,411) by cancellation of the Loan,

(ii)	Renminbi One Hundred Twenty Two Million Three Hundred Thirty Four Thousand Fifty Four (RMB 122,334,054) by cancellation of “other receivables” in the same amount owed to Biological by Engineering, and

(iii)	Renminbi One Hundred Forty Million Eighty Nine Thousand Nine Hundred Fifty (RMB 141,089,950) by wire transfer in immediately available funds to an account to be designated by Seller.

Confirmation of the cancellation of the liabilities in (i) and (ii) above shall be given in writing at the Closing by Biological.

1.4 Closing and Closing Date. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been terminated pursuant to Section 10.1 hereof, the closing (the "Closing") of the transactions herein contemplated shall take place on the following the day of satisfaction or waiver of the conditions set forth in Articles 5 and 6 hereof, other than those that are satisfied on the Closing Date, or at such other time and date as the Seller and the Buyer shall agree (such time and date being referred to herein as the "Closing Date"), at the offices of the Buyer. At the Closing, each of the parties hereto shall take, or cause to be taken, all such actions and deliver, or cause to be delivered, all such documents, instruments, certificates and other items as may be required under this Agreement or otherwise, in order to perform or fulfill all covenants and agreements on its part to be performed at or prior to the Closing Date.

1.5 Taking of Necessary Action; Further Action. Each of the parties shall use its respective reasonable best efforts to take all such action as may be necessary or appropriate in order to effectuate the Closing as promptly as possible. After the Closing, Buyer shall cause the Registered Share Capital Transfer Agreement to be filed with the appropriate Governmental Authority. If, on or at any time after the Closing Date, any further reasonable action is necessary or desirable to carry out the purposes of this Agreement and to vest the Buyer with full right, title and possession to all assets, property, rights, privileges, and powers of the Company, the Seller shall take, and shall ensure that the officers of the Company are fully authorized to take, and shall take, all such lawful and necessary action.

Article 2. Representations and Warranties Relating to the Seller.

The Seller represents and warrants to the Buyer as follows:

2.1 Organization and Standing. (a) The Seller is a company or a corporation duly incorporated, validly existing, and in good standing under the laws of the jurisdiction of its organization, and has all requisite corporate power and authority to own, lease and operate its properties and assets and to conduct its business as it is now being conducted.

(b) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the People’s Republic of China and has all requisite corporate power and authority to own, lease and operate its properties and assets and to conduct its business as it is now being conducted.

(c) The Company does not presently own or control, directly or indirectly, any interest in any other corporation, association, or other business entity. The Company is not a participant in any joint venture, partnership, or similar arrangement.

2.2 Binding Agreement. The Seller has all requisite corporate power and authority to enter into this Agreement, to execute and deliver this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Seller and the consummation by the Seller of its obligations hereunder have been duly and validly authorized by all necessary corporate and stockholder action on the part of the Seller. This Agreement has been duly executed and delivered on behalf of the Seller and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes a legal, valid and binding obligation of each of the Seller enforceable in accordance with its terms.

2.3 Absence of Violations or Required Consents. Except as set forth in Section 2.3 of the Disclosure Schedule and, in the case of clauses (b), (c) and (d), except for such violations, breaches, defaults, consents, approvals, authorizations, orders, actions, registrations, filings, declarations, notifications and Encumbrances that would not reasonably be expected to have a Material Adverse Effect or materially impair or delay the consummation of the transactions contemplated hereby, the execution, delivery and performance by the Seller of this Agreement do not and will not (a) violate or result in the breach or default of any provision of the Seller’s or Company’s articles of association, (b) violate any Law or Governmental Order applicable to either Seller or the Company or any of their respective properties or assets, (c) except for the Required Consents, require any consent, approval, authorization or other order of, action by, registration or filing with or declaration or notification to any Governmental Authority or any other Person or (d) result in any violation or breach of, constitute a default (or event which with the giving of notice, or lapse of time or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance on the Seller' or the Company’s respective assets, or result in the imposition or acceleration of any payment, time of payment, vesting or increase in the amount of compensation or benefit payable, pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license or permit, or franchise to which either Seller or the Company is a party or by which their respective assets are bound.

2.4 Ownership of Registered Share Capital. (a) Seller is the owner of all of the registered share capital of the Company.

(b) Other than this Agreement, there are no outstanding options, warrants or other rights of any kind relating to the sale, issuance or voting of any shares of capital stock or other ownership interests in any of the Company.

(c) Upon the consummation of the Sale at the Closing as contemplated by this Agreement, the Seller will deliver to the Buyer good title to the Shares free and clear of any security interests, pledges, liens, charges, encumbrances, adverse claims, restrictions or defects in title.

2.5 Financial Information. The Seller has furnished to the Buyer the unaudited balance sheet of the Company (the "Balance Sheet") as of October 31, 2007. The Balance Sheet has been prepared in accordance with Chinese Generally Accepted Accounting Principles and fairly presents the financial condition of the Company as of such date. Since its formation, the Company has had no operations other than engaging in certain activities relating to its organization, and the acquisition of rights to, and construction of buildings on, the Real Property.

2.6 Absence of Undisclosed Liabilities. The Company has no liability or obligation (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability or otherwise) which are not accurately reflected or provided for in the Balance Sheet, other than (i) liabilities or obligations incurred in the ordinary course of its business subsequent to the date of the Balance Sheet, and (ii) other liabilities or obligations incurred subsequent to the date of the Balance Sheet which are not required under Chinese Generally Accepted Accounting Principles to be reflected therein, in each case which liabilities or obligations, individually and in the aggregate, would not have a Material Adverse Effect.

2.7 Title to Assets; Related Matters. The Company owns certain land use rights (together with all related easements, rights-of-way and other possessory interests in real estate, and all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property attached or appurtenant thereto, the “Real Property”) as disclosed in Section 2.7 of the Disclosure Schedule. Except for Permitted Exceptions or as disclosed in Section 2.7 of the Disclosure Schedule and except for such matters that would not reasonably be expected to have a Material Adverse Effect, (i) the Company has good, valid and marketable title to, or, in the case of leased or subleased assets or other possessory interests, valid and subsisting leasehold or other possessory interests in, or otherwise have the right to use, all of the assets of the Company, free and clear of all Encumbrances and (ii) to the knowledge of the Seller, there are no contractual or legal restrictions to which either Seller or the Company is a party or by which the Real Property is otherwise bound that preclude or restrict the Company’s ability to use the Real Property for the purposes for which it is currently being used.

2.8 Absence of Certain Changes, Events and Conditions. Since October 31, 2007, except as otherwise provided in or contemplated by this Agreement or as disclosed in Section 2.8 of the Disclosure Schedule except for such matters that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect:

(a) other than in the ordinary course of business consistent with past practice, neither Seller nor the Company has sold, transferred, leased, subleased, licensed, encumbered or otherwise disposed of any assets of the Company, other than transfers of cash;

(b) neither Seller nor the Company has suffered any casualty loss or damage with respect to any assets of the Company;

(c) there has not been any Material Adverse Effect;

(d) neither Seller nor the Company has entered into any agreement, contract, commitment or arrangement to do any of the foregoing.

2.9 Litigation. Except as disclosed in Section 2.9 of the Disclosure Schedule and except for such matters that would not reasonably be expected to have a Material Adverse Effect, as of the date hereof, there are no Actions against either Seller or the Company pending, or, to the knowledge of the Seller, threatened to be brought by or before any Governmental Authority, in each case with respect to the Company.

2.10 Material Contracts. Section 2.10 of the Disclosure Schedule sets forth all Material Contracts. Except as set forth in Section 2.10 of the Disclosure Schedule and except for such matters which would not reasonably be expected to have a Material Adverse Effect, (i) each agreement, contract, policy, plan, mortgage, understanding, arrangement or commitment of the Company that is intended to be binding upon the parties thereto is legal, valid and binding on the Company and, to the knowledge of the Seller, the other parties thereto, enforceable in accordance with the terms thereof, (ii) the Company is not in default under any such agreement, contract, policy, plan, mortgage, understanding, arrangement or commitment and (iii) to the knowledge of the Seller, no other party to any such agreement, contract, policy, plan, mortgage, understanding, arrangement or commitment has breached or is in default thereunder. Seller has given true and correct fully executed copies of each Material Contract to Buyer.

2.11 Permits and Licenses; Compliance with Law. Except as disclosed in Section 2.11 of the Disclosure Schedule and except for such matters that would not reasonably be expected to have a Material Adverse Effect, (i) the Company currently hold all the permits, licenses, authorizations, certificates, exemptions and approvals of Governmental Authorities or other Persons including necessary for the current operation and the conduct of its business (collectively, "Permits"), and all Permits are in full force and effect, (ii) neither Seller nor the Company has received any written notice from any Governmental Authority revoking, canceling, rescinding, materially modifying or refusing to renew any Permit and (iii) the Seller and the Company are in compliance with the requirements of all Permits.

2.12 Taxes. Except as disclosed in Section 2.12 of the Disclosure Schedule and except for such matters that would not reasonably be expected to have a Material Adverse Effect, all Tax Returns required by applicable Law to be filed by the Company have been timely filed. Such Tax Returns are true and correct in all material respects.

2.13 Employees; Employee, Heath and Safety Matters. The Company has no employees and has not had any employees since its formation.

2.14 Compliance with Laws. The Company is not in violation of, has not violated, and to the best of Seller’s knowledge, is neither under investigation with respect to nor has been threatened to be charged with or given notice of any violation or alleged violation of any Law or Governmental Order, nor is there any reasonable basis for any such charge.

2.15 Affiliates. Other than Seller, the Company is not controlled by any Person and the Company is not in control of any other Person. Schedule 2.18 lists each contract, arrangement, or understanding to which the Company and Seller or any Affiliate of Seller is a party.

2.1.6 Environmental Laws. The Company has complied in all material respects with all Laws of any governmental entity relating to pollution or the protection of the environment or human health or hazardous materials (“Environmental Laws”), and there is not and there has not been at any time any notice, demand, request for information, complaint, order, investigation, or review pending or, to the best knowledge of Seller, threatened by any governmental entity with respect to any alleged violation by the Company of any Environmental Law. The Company has not been requested by any Governmental Authority to pay any sum of money, or otherwise aid or take any action or refrain from taking actions, to abate or remediate any environmental occurrence or condition.

2.1.7 Finders’ Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Company, Seller or any of their Affiliates who might be entitled to any fee or commission from Buyer or any of its Affiliates upon consummation of the transactions contemplated by this Agreement.

Article 3. Representations and Warranties Relating to Engineering.

Engineering represents and warrants to the Buyer as follows:

3.1 Organization and Standing. (a) Engineering is a company or a corporation duly incorporated, validly existing, and in good standing under the laws of the jurisdiction of its organization, and has all requisite corporate power and authority to own, lease and operate its properties and assets and to conduct its business as it is now being conducted.

3.2 Binding Agreement. Engineering has all requisite corporate power and authority to enter into this Agreement, to execute and deliver this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Engineering and the consummation by Engineering of its obligations hereunder have been duly and validly authorized by all necessary corporate and stockholder action on the part of Engineering. This Agreement has been duly executed and delivered on behalf of Engineering and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes a legal, valid and binding obligation of each of Engineering enforceable in accordance with its terms.

3.3 Absence of Violations or Required Consents. Except for such violations, breaches, defaults, consents, approvals, authorizations, orders, actions, registrations, filings, declarations, notifications and Encumbrances that would not reasonably be expected to materially impair or delay its obligations hereby, the execution, delivery and performance by Engineering of this Agreement do not and will not (a) violate or result in the breach or default of any provision of Engineering’s articles of association, (b) violate any Law or Governmental Order applicable to Engineering or any of its properties or assets, or (c) require any consent, approval, authorization or other order of, action by, registration or filing with or declaration or notification to any Governmental Authority or any other Person.

Article 4. Representations and Warranties of the Buyer.

The Buyer represents and warrants to the Seller as follows:

4.1 Organization and Standing. The Buyer is a corporation duly incorporated, validly existing, and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own, lease and operate its properties and assets and to conduct its business as it is now being conducted.

4.2 Binding Agreement. The Buyer has all requisite corporate power and authority to enter into this Agreement, to execute and deliver this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Buyer and the consummation by the Buyer of its obligations hereunder have been duly and validly authorized by all necessary corporate and stockholder action on the part of the Buyer. This Agreement has been duly executed and delivered on behalf of the Buyer and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes a legal, valid and binding obligation of the Buyer enforceable in accordance with its terms.

Article 5. Covenants and Agreements.

5.1 Conduct of the Business Prior to Closing; Access. The Seller covenants as follows:

(a) Between the date hereof and the Closing Date, except as contemplated by this Agreement, except as described in either Section 2 or Section 5.1 of the Disclosure Schedule, the Seller will cause the Company to be operated in the ordinary course of business consistent with past practice and will not permit:

(i) any of the assets of the Company to be subjected to any Encumbrance, other than Permitted Exceptions, that will not be released at or prior to the Closing Date;

(ii) other than, in each case, in the ordinary course of business consistent with past practice, any assets of the Company to be sold, transferred, leased, subleased, licensed, encumbered or otherwise disposed of (including, without limitation, sales, transfers, leases, subleases, licenses or dispositions of material assets to Seller or any of its subsidiaries other than the Company), other than the sale of obsolete Equipment and transfers of cash;

(iii) any material Action, Indebtedness or any other claims or rights related to the Company to be compromised, settled or otherwise adjusted, or any waiver or release relating thereto to be granted other than in the ordinary course of business;

(iv) any new agreement, contract, commitment or arrangement, or any amendments or modifications to any existing such agreement, contract, commitment or arrangement, to be entered into with the Company that is material to the Company or that will continue in effect after the Closing Date and not be terminable by the Company on not more than 60 days' written notice without payment of premium or penalty;

(v) any Indebtedness to be created, incurred, assumed or guaranteed by any Company that cannot be prepaid or terminated without payment of premium or penalty, except for borrowings under existing credit agreements (or replacements therefor on substantially the same terms) or the creation of trade payables;

(b) Pending the Closing Date, the Seller shall:

(1) Ensure that the Buyer and its representatives are given reasonable access during normal business hours to all of the properties, books and records of the Company and that the Buyer and its representatives are furnished with such information concerning the Company as the Buyer may reasonably require, including such access and cooperation as may be necessary to allow the Buyer and its representatives to:

(A) identify those contracts and Permits that require third party consent to the transactions contemplated hereby, those that expire prior to or soon after the Closing and those that may require special documentation at the Closing;

(B) make appropriate arrangements for the continuation of ongoing maintenance, construction and plant upgrade activities of the Company after the Closing;

(2) Make available for the Buyer all other routine management and statistical reports of the Company;

(3) From time to time, furnish to the Buyer such additional information (financial or otherwise) concerning the Company as the Buyer may reasonably request;

(4) Except for disputes in good faith, honor and comply in all material respects with the terms and conditions contained in all contracts to which the Company is a party or by which it is bound.

(5) Use reasonable efforts to obtain all consents or other actions legally required in connection with the execution, delivery and performance by Seller or Engineering of this Agreement and the instruments of transfer contemplated hereby and the consummation by Seller and Engineering of the transactions contemplated hereby.

5.2 Post-Closing Covenants. After the Closing, the Seller shall timely deliver all financial statements of the Company, including certifications by appropriate public accountants thereto, for periods before or ending on the Closing, as reasonably required by Buyer or its parent company, Tiens Biotech Group (USA), Inc. (the “Public Company”), pursuant to the Securities Act of 1933, as amended, the Exchange Act of 1934, as amended, and any other Laws applicable to the Public Company and the rules of any exchanges on which the Public Company is listed.

Article 6. Conditions to Obligations of the Buyer.

The obligations of the Buyer to consummate the transactions contemplated by this Agreement are, at its option, subject to satisfaction of each of the following conditions:

6.1 Representations and Warranties. The representations and warranties of the Seller contained herein (other than the Special Representations) shall be true and correct in all material respects (other than those representations and warranties that are qualified by Material Adverse Effect, which shall be true and correct in all respects) at and as of the Closing Date as though each such representation and warranty were made at and as of such time, other than such representations and warranties as are made as of a specific date, in each case except for changes that are expressly contemplated by this Agreement, and except for such failures to be true and correct that (without regard to materiality concepts therein once such failure is established) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.2 Performance by the Seller. All of the covenants and agreements to be complied with and performed by the Seller on or before the Closing Date shall have been complied with or performed in all material respects.

6.3 Certificate. The Seller shall have delivered to the Buyer a certificate, dated as of the Closing Date, executed on behalf of the Seller by its duly authorized officer to the effect of Sections 6.1 and 6.2.

6.4 No Material Events. Since the date hereof, there shall have been (i) no material damage, destruction or loss to the Real Property or other material assets of the Company, regardless of insurance coverage, and (ii) no other Material Adverse Effect.

6.5 No Material Adverse Change. There shall have been no material adverse change in the financial condition, business, operations or assets of the Company at the Closing as compared with the date hereof.

6.6 Due Diligence. Buyer has completed to its satisfaction its business, technical, legal, tax and accounting due diligence of the Company.

6.7 Consents. All consents or other actions legally required in connection with the execution, delivery and performance by Seller or Engineering of this Agreement and the instruments of transfer contemplated hereby and the consummation by Seller and Engineering of the transactions contemplated hereby shall have been obtained and shall be in full force and effect.

Article 7. Conditions to Obligations of the Seller. The obligations of the Seller to consummate the transactions contemplated by this Agreement are, at its option, subject to satisfaction of each of the following conditions:

7.1 Representations and Warranties. The representations and warranties of the Buyer contained herein shall be true and correct in all material respects (other than those representations and warranties that are qualified by Material Adverse Effect, which shall be true and correct in all respects) at and as of the Closing Date as though each such representation and warranty were made at and as of such time, other than such representations and warranties as are made as of a specific date, in each case except for changes that are expressly contemplated by this Agreement, and except for such failures to be true and correct that (without regard to materiality concepts therein once such failure is established) would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Buyer to consummate the transactions contemplated hereby.

7.2 Performance by the Buyer. All of the covenants and agreements to be complied with and performed by the Buyer on or prior to the Closing Date shall have been complied with or performed in all material respects.

7.3 Certificate. The Buyer shall have delivered to the Seller a certificate, dated as of the Closing Date, executed on behalf of the Buyer by its duly authorized officer to the effect of Sections 7.1 and 7.2.

Article 8. Indemnification.

8.1 Indemnification by the Seller. Subject in all respects to the provisions of this Article 8, the Seller hereby agree to indemnify and hold harmless the Buyer and its officers, directors, employees, agents and representatives after the Closing Date from and against any Claims and Damages incurred by them arising out of or resulting from any breach, inaccuracy or nonfulfillment or alleged breach, inaccuracy or nonfulfillment on the part of the Seller of (i) any representation or warranty made by the Seller in Article 2 hereof or in any certificate delivered pursuant to this Agreement or (ii) any covenant or agreement made by the Seller in this Agreement.

8.2 Indemnification by the Buyer. Subject in all respects to the provisions of this Article 8, the Buyer hereby agrees, and shall cause the Company to indemnify and hold harmless the Seller and its respective Affiliates, officers, directors, employees, agents and representatives after the Closing Date from and against any Claims and Damages incurred by them arising out of or resulting from any breach, inaccuracy or nonfulfillment or alleged breach, inaccuracy or nonfulfillment on the part of the Buyer of (i) any representation or warranty made by the Buyer in Article 3 hereof or in any certificate delivered pursuant to this Agreement (ii) any covenant or agreement made by the Buyer in this Agreement, (iii) the violation of any Laws by the Company prior to the Closing, or (iv) the failure to pay any Taxes incurred prior to the Closing to any Governmental Authority or to file any Tax Return with any Governmental Authority.

8.3 Limitations on Indemnification Claims and Liability. The respective representations and warranties of the Seller and the Buyer set forth in this Agreement or in any certificate delivered pursuant to this Agreement, and the opportunity to make a claim for indemnification, or otherwise be indemnified or held harmless, under this Article 8 with respect thereto or with respect to (i) any covenant or agreement relating to any action required by this Agreement to be taken prior to or at the Closing or (ii) any Liability Claim shall survive until, and expire with, and be terminated and extinguished upon, the date that is 18 months after the Closing Date, except that any Liability or Claim with respect to Sections 2.11, 2.12, 2.14, 2.15 or 2.16 shall survive until, and expire with, and be terminated and extinguished upon the 90th day after the applicable statue of limitations with respect to the matters thereto, and any Liability or Claim with respect to Sections 2.1, 2.2, or 2.4 shall survive indefinitely.

(d) Notwithstanding anything to the contrary in this Agreement, the indemnifications in Sections 8.1 and 8.2 hereof will be the sole and exclusive remedies available to the Buyer or the Seller, or any of their respective Affiliates, officers, directors, employees, agents or representatives, after the Closing for breaches of any representations or warranties in this Agreement, or any certificate delivered pursuant to this Agreement, or any covenants or agreements contained in this Agreement or otherwise in connection with this Agreement. Any claim for indemnification must be made as provided in Sections 8.5 hereof.

8.5 Notice of Claims. Upon obtaining actual knowledge of any Claim or Damage which has given rise to, or could reasonably give rise to, a claim for indemnification hereunder, the party seeking indemnification (the "Indemnified Party") shall, as promptly as reasonably practicable (but in no event later than 30 days) following the date the Indemnified Party has obtained such knowledge, give written notice (a "Notice of Claim") of such claim to the party or parties from which indemnification is or will be sought under this Article 8 (the "Indemnifying Party"). The Indemnified Party shall furnish to the Indemnifying Party in good faith and in reasonable detail such information as the Indemnified Party may have with respect to such indemnification claim (including copies of any summons, complaint or other pleading which may have been served on it and any written claim, demand, invoice, billing or other document evidencing or asserting the same). No failure or delay by the Indemnified Party in the performance of the foregoing shall reduce or otherwise affect the obligation of the Indemnifying Party to indemnify and hold the Indemnified Party harmless, except to the extent that such failure or delay shall have materially adversely affected the Indemnifying Party's ability to defend against, settle or satisfy any liability, damage, loss, claim or demand for which such Indemnified Party is entitled to indemnification hereunder. For purposes of this Section 8.5, (i) a Notice of Claim given in good faith must include to the extent then practicable a good faith estimate of the amount of the claim and (ii) a Notice of Claim shall be deemed to have been given as of the date the Probable Liabilities List is agreed upon or otherwise determined with respect to Liability Claims. Notwithstanding anything to the contrary in this Agreement, no identification of any party as an "Indemnifying Party" for purposes of any of the provisions of this Agreement shall constitute any acknowledgment by such party that it is liable to any Person under this Article 10.

8.6 Payment of Indemnification. All payments of indemnification under this Article 8 shall be payable in cash in RMB.

8.7 Guarantee by Engineering. Engineering shall guarantee the payment of the indemnification obligations of Seller to pursuant to this Article 8.

8.8 Adjustment to Purchase Price. Seller and Buyer agree to treat any indemnity payment made pursuant to this Article 8 as an adjustment to the Purchase Price for all purposes, including federal, state, local and foreign income Tax purposes.

Article 9. Definitions.

Unless otherwise stated in this Agreement, the following capitalized terms have the following meanings:

Action means any action, suit, claim, arbitration, or proceeding or investigation (of which the Seller or the Buyer, as the case may be, have knowledge) commenced by or pending before any Governmental Authority.

Agreement or this Agreement means this Purchase Agreement dated as of the date first above written (including the Annexes and Exhibits hereto and the Disclosure Schedule) and all amendments hereto made in accordance with the provisions of Section 10.4 hereof.

Buyer has the meaning specified in the introductory paragraph to this Agreement.

Claims and Damages means, except as otherwise expressly provided in this Agreement, any and all losses, claims, demands, liabilities, obligations, actions, suits, orders, statutory or regulatory compliance requirements, or proceedings asserted by any Person (including, without limitation, Governmental Authorities), and all damages, costs, expenses, assessments, judgments, recoveries and deficiencies, including, to the extent required pursuant to Article 8, reasonable attorneys' fees and costs, incurred by or awarded against a party to the extent indemnified in accordance with Article 8 hereof, but shall not include any consequential special, multiple, punitive or exemplary damages, except to the extent such damages have been recovered by a third party and are the subject of a third party claim for which indemnification is available under the express terms of Article 8 hereof.

Closing has the meaning set forth in Section 1.4 hereof.

Closing Date has the meaning set forth in Section 1.4 hereof.

Disclosure Schedule means the Disclosure Schedule, dated as of the date hereof, delivered to the Buyer by the Seller in connection with this Agreement.

Encumbrance means any security interest, pledge, mortgage, lien (including, without limitation, tax liens), charge, encumbrance, easement, adverse claim, preferential arrangement, restriction or defect in title that adversely affects the use of the property in the manner it is being used prior to the Closing Date or the value of the property as measured in the context of the current uses thereof.

Environmental Laws has the meaning set forth in Section 2.16 hereof.

Equipment means all of the tangible personal property, machinery, equipment, vehicles, rolling stock, furniture, and fixtures of the Company in which the Company has an interest, by ownership or lease, together with any replacements thereof, or additions thereto made in the ordinary course of business between the date hereof and the Closing Date.

Governmental Authority means any People’s Republic of China government authority or local government or any foreign government, any governmental, regulator legislative, executive or administrative authority, agency or commission or any court, tribunal, or judicial body.

Indebtedness means obligations with regard to borrowed money and leases classified or accounted for as capital or financing leases on financial statements, but shall expressly not include either accounts payable or accrued liabilities that are incurred in the ordinary course of business or obligations under operating leases classified or accounted for as such on financial statements.

Indemnified Party has the meaning set forth in Section 8.5 hereof.

Indemnifying Party has the meaning set forth in Section 8.5 hereof.

Law means any federal, state, local or foreign statute, law, ordinance, regulation, rule, code, order or other requirement or rule of law.

Liability Claim has the meaning set forth in Section 8.3 hereof.

Loan means the Loan between Biological and Engineering, dated September 27, 2007 in the principal amount of Renminbi Two Hundred Million (RMB 200,000,000).

Material Adverse Effect means any circumstance, change in, or effect on the Company that has a material adverse effect on the business, results of operations or financial condition of the Company taken as a whole; provided, however, that Material Adverse Effect shall not include adverse effects relating to or resulting from (or, in the case of effects that have not yet occurred, reasonably likely to result from) (i) the execution of this Agreement or the announcement of agreement among the parties with respect to the transactions contemplated by this Agreement, (ii) general economic or industry conditions that have a similar effect on other participants in the industry or (ii) regional economic or industry conditions that have a similar effect on other participants in the industry in such region.

Material Contracts means the written agreements, contracts, policies, plans, mortgages, understandings, arrangements or commitments primarily relating to the Company to which the Company is a party or by which any of the assets of the Company are bound as described below:

(i) any agreement or contract providing for payments by the Company to any Person in excess of $1,000,000 per year commencing on the date hereof;

(ii) any employment agreement or consulting agreement or similar contract providing for payments to any Person in excess of $50,000 per year commencing on the date hereof;

(iii) any retention or severance agreement or contract with respect to any officer of the Company who is to be employed by the Company following the Closing Date;

(iv) any lease of Equipment or Real Property or license with respect to Intellectual Property (other than licenses granted in connection with the purchase of equipment or other assets) by the Company from another Person providing for payments to another Person in excess of $1,000,000 per year;

(v) any lease of Equipment or Real Property or license with respect to Intellectual Property (other than licenses granted in connection with the purchase of equipment or other assets) by the Company to another Person providing for payments to the Seller or the Company in excess of $1,000,000 per year commencing on the date hereof;

(vi) any joint venture, partnership or similar agreement or contract of the Company;

(vii) any agreement or contract under which any Company, or Seller in connection with the Company’s business, has borrowed or loaned any money in excess of $1,000,000 or issued or received any note, bond, indenture or other evidence of indebtedness in excess of $1,000,000 or directly or indirectly guaranteed indebtedness, liabilities or obligations of others in an amount in excess of $1,000,000;

Permits has the meaning set forth in Section 2.10 hereof.

Permitted Exceptions means each of the following:

(a) mortgages, security interests or other Encumbrances described in Section 2.6 of the Disclosure Schedule;

(b) liens for taxes, assessments and governmental charges or levies not yet due and payable or the validity of which is being contested in good faith by appropriate proceedings;

(c) Encumbrances imposed by law, such as materialmen's, mechanics', carriers', workmen's and repairmen's liens and other similar liens, arising in the ordinary course of business;

(d) survey exceptions, rights of way, easements, reciprocal easement agreements and other Encumbrances on title to real property that do not, individually or in the aggregate, materially adversely affect the use of such property in the conduct of the Company’s business as it is being conducted prior to the Closing Date;

(f) zoning laws and other land use restrictions that do not materially detract from the value or impair the use of the property subject thereto;

(g) security interests in favor of suppliers of goods for which payment has not been made in the ordinary course of business consistent with past practice;

Public Company has the meaning set forth in Section 5.2 hereof.

Purchase Price has the meaning set forth in Section 1.3 hereof.

Real Property has the meaning set forth in Section 2.7 hereof.

Required Consents means any consents, approvals, orders, authorizations, registrations, declarations and filings required under or in relation to laws, rules, regulations, practices and orders of any state or local or foreign regulatory bodies.

Sale has the meaning set forth in the recitals hereto.

Seller has the meaning set forth in the introductory paragraph to this Agreement.

Shares has the meaning set forth in Section 1.1 hereof.

Tax or Taxes means any and all taxes, fees, withholdings, levies, duties, tariffs, imposts, and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amount d imposed with respect thereto) imposed by any government or taxing authority, including, without limitation, taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation, or net worth, taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added or gains taxes, license, registration and documentation fees, and customs duties, tariffs and similar charges.

Article 10. Miscellaneous Provisions.

10.1 Termination Rights. This Agreement may be terminated by:

(a) Seller and Buyer by mutual consent;

(b) Seller if the Closing shall not have been consummated on or before the date which is the earlier of (i) five days after the satisfaction of the condition in Section 6 (or the following business day if such date is not a business day), or (ii) sixty (60) days after the date hereof (the “Cut-off Date”), unless the failure of the Closing to occur by such date shall be due to the failure of Seller to perform or observe its covenants and agreements set forth herein;

(c) Buyer if the Closing shall not have been consummated on or before the date which is the earlier of (i) five days after the satisfaction of the condition in Section 7 (or the following business day if such date is not a business day), or (ii) the Cut-off Date, unless the failure of the Closing to occur by such date shall be due to the failure of Buyer to perform or observe its covenants and agreements set forth herein;

10.2 Effect of Termination. If this Agreement is terminated pursuant to Section 10.1, all rights and obligations of the parties hereto under this Agreement shall terminate and no party shall have any liability to the other party, except for obligations of the parties hereto in this Article 10, which shall survive the termination of this Agreement, and except that nothing herein will relieve any party from liability for any breach, occurring prior to such termination, of any agreement or covenant (but not any representation or warranty) contained herein.

10.3 Notices. Any notice, demand, claim, notice of claim, request or communication required or permitted to be given under the provisions of this Agreement shall be in writing and shall be deemed to have been duly given (i) upon delivery if delivered in person, (ii) on the date of mailing if mailed by registered or certified mail, postage prepaid and return receipt requested, (iii) on the date of delivery to a national overnight courier service, or (iv) upon transmission by facsimile (if such transmission is confirmed by the addressee) if delivered through such services to the following addresses, or to such other address as any party may request by notifying in writing all of the other parties to this Agreement in accordance with this Section 10.3.

Seller:	Tianshi International Investment Group Co., Ltd.
Room 2402-03, 24/F., New York Life Tower, Windsor House
311 Gloucester Road, Causeway Bay, Hong Kong
Attention: Jinyuan Li

Buyer:	Tianshi International Holdings Group Limited
29th Floor No. 133 Wanzai Road Hong Kong
Attention: Jinyuan Li

Biological:	Tianjin Tianshi Biological Development Co., Ltd., a Sino-Foreign joint venture
No. 6 Yuanquan Road, Wuqing Industrial Park Tianjin, PRC 301700
Attention: Yiqun Wu

Engineering:	Tianjin Tianshi Biological Engineering Co., Ltd.
No. 6 Yuanquan Road, Wuqing Industrial Park Tianjin. PRC 301700
Attention: Yiqun Wu

Any such notice shall be deemed to have been received on the date of personal delivery, the date set forth on the Postal Service return receipt, or the date of delivery shown on the records of the overnight courier, as applicable.

10.4 Benefit and Assignment. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. There shall be no assignment of any interest under this Agreement by any party except that the Buyer may assign its rights hereunder to any wholly owned subsidiary of the Buyer; provided, however, that no such assignment shall relieve the assignor of its obligations under this Agreement. Nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

10.5 Amendment. This Agreement may not be amended or modified except by an instrument in writing signed by, or on behalf of, the Seller and the Buyer.

10.6 Dispute Resolution. This Agreement shall be governed by, and construed in accordance with, Hong Kong law. Any dispute, controversy or claim arising out of or relating to this Agreement shall be settled by arbitration in accordance with the UNCITRAL Arbitration Rules as at present in force and as may be amended. The arbitration body shall be Hong Kong International Arbitration Centre ("HKIAC"). The place of arbitration shall be in Hong Kong at HKIAC. There shall be a panel of three arbitrators. The language to be used in the arbitral proceedings shall be English.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

TIANSHI INTERNATIONAL INVESTMENT GROUP CO., LTD
[COMPANY SEAL AFFIXED]

By:	/s/ Jinyuan Li
Name: Jinyuan Li
Title: President

TIANSHI INTERNATIONAL HOLDINGS GROUP LIMITED.
[COMPANY SEAL AFFIXED]

By:	/s/ Jinyuan Li
Name: Jinyuan Li
Title: President

TIANJIN TIANSHI BIOLOGICAL DEVELOPMENT CO., LTD.
[COMPANY SEAL AFFIXED]

By:	/s/ Yiqun Wu
Name: Yiqun Wu
Title: Legal Representative

TIANJIN TIANSHI BIOLOGICAL ENGINEERING CO., LTD
[COMPANY SEAL AFFIXED]

By:	/s/ Yiqun Wu
Name: Yiqun Wu
Title: Legal Representative